Exhibit D-1

                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION

In re:

      SECURITIES CERTIFICATE OF           :
      METROPOLITAN EDISON COMPANY         :  Securities Certificate
      IN THE MATTER OF THE ISSUANCE       :  No. S-
      AND SALE OF UP TO $130,000,000      :
      PRINCIPAL AMOUNT OF SUBORDINATED    :
      DEBENTURES AND EXECUTION AND        :
      DELIVERY OF THE GUARANTY IN         :
      CONNECTION WITH THE ISSUANCE        :
      OF TRUST SECURITIES HAVING          :
      AN AGGREGATE LIQUIDATION VALUE      :
      NOT TO EXCEED $125,000,000 BY A     :
      SPECIAL PURPOSE BUSINESS TRUST      :
      SUBSIDIARY OF METROPOLITAN          :
      EDISON COMPANY                      :

TO PENNSYLVANIA PUBLIC UTILITY COMMISSION:

      1. The name and address of the public utility filing this Securities Certificate are Metropolitan Edison Company d/b/a GPU Energy ("Met-Ed" or the "Company"), 2800 Pottsville Pike, Muhlenberg Township, Berks County, Pennsylvania, (mailing address: P.O. Box 16001, Reading, Pennsylvania 19640-0001).
      2. The name and address of the public utility's attorneys are W. Edwin Ogden, Jeffrey A. Franklin and Ryan, Russell, Ogden & Seltzer LLP, 1100 Berkshire Boulevard, Suite 301, Reading, Pennsylvania 19610-1221.
      3. The Company, a public utility as defined in the Pennsylvania Public Utility Code, as amended, is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania. It is engaged primarily in the business of generating, purchasing, transmitting, distributing and selling electric energy to the public in fourteen Pennsylvania counties.
      4. All outstanding shares of the Company's common stock are owned by GPU, Inc. (formerly General Public Utilities Corporation) ("GPU"), a Pennsylvania corporation.
      5. This Securities Certificate pertains to the issuance and sale by Met-Ed of up to $130,000,000 of its subordinated debentures (the "Subordinated Debentures") and execution and delivery of a guaranty agreement (the "Guaranty") in connection with the issuance and sale by its subsidiaries of the Preferred

Securities and the Trust Securities (each as defined below) as described in this Securities Certificate. Met-Ed proposes to organize a special purpose business trust under Delaware law ("Met-Ed Capital Trust"), which will issue and sell from time to time in one or more series through December 31, 2000 up to $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (having a liquidation value per interest to be determined at the time of issuance based on market conditions) (the "Trust Securities")*. Each Trust Security will represent a cumulative preferred security (the "Preferred Securities") of a Delaware limited partnership ("Met-Ed Capital L.P."), which will be a special purpose indirect subsidiary of Met-Ed. Met-Ed also proposes to form a special purpose Delaware corporation ("Investment Sub"), for the sole purpose of acting as general partner of Met-Ed Capital L.P. The sole purpose of Met-Ed Capital Trust will be to acquire the Preferred Securities and to issue and sell the Trust Securities evidencing the Preferred Securities. Met-Ed Capital Trust will apply the proceeds from the sale of the Trust Securities to purchase the Preferred Securities. Met-Ed Capital L.P. will, in turn, use the proceeds received from the sale of the Preferred Securities to purchase Met-Ed's Subordinated Debentures. The sole purpose of Met-Ed Capital L.P. is to issue one or more series of Preferred Securities and to lend the proceeds thereof, plus the capital contribution (in an amount not to exceed $5,000,000) made by Met-Ed in Met-Ed Capital L.P., to Met-Ed, which loan will be evidenced by the Subordinated Debentures issued by Met-Ed. Met-Ed will acquire the common stock of Investment Sub for a nominal consideration and will capitalize Investment Sub with (i) a

--------
* The transactions proposed herein are substantially the same as the transactions approved by the Commission in the Securities Certificate No. S-940428 and No. A-110300F0071 in connection with monthly income preferred securities (?MIPS?), with the exception that the MIPS were issued by a limited partnership subsidiary of Met-Ed and the Trust
      Securities will be issued by a special purpose business trust subsidiary. The trust structure is being utilized so that the buyers of the securities receive a Form 1099 for their income tax purposes, rather than a Form K-1.

 capital contribution in the amount of up to $5,000,000, and (ii) a demand promissory note in the principal amount of up to $13,000,000, such note to accrue interest, compounded semi-annually, at a rate equal to the Citibank, N.A. base rate as in effect from time to time. Investment Sub will acquire all of the general partner interests in Met-Ed Capital L.P. for up to $5,000,000.
      Met-Ed will execute and deliver the Guaranty for the benefit of the holders of the Preferred Securities, pursuant to which it will make certain payments to the holders of the Preferred Securities to the extent not paid by
Met-Ed Capital L.P. Such payment may include (A) accrued but unpaid distributions on the Preferred Securities, if and to the extent Met-Ed Capital L.P. has funds legally available therefor, (B) the redemption price payable for any Preferred Securities called for redemption to the extent that Met-Ed Capital L.P. has funds legally available therefor, (C) the aggregate liquidation preference on the Preferred Securities, including all accrued but unpaid distributions, whether or not declared, to the extent that Met-Ed Capital L.P. has funds legally available therefor, and (D) certain additional amounts.
      Each Subordinated Debenture will be issued under an Indenture to be entered into with United States Trust Company of New York, as trustee (the "Debenture Indenture"), and will have a maturity not to exceed 49 years. The issuance of the Subordinated Debentures by Met-Ed will be subject to the restriction in Article 6th, Section 8(B)(b) of Met-Ed's Restated Articles of Incorporation which limits, without the consent of the holders of a majority of Met-Ed's outstanding Cumulative Preferred Stock, the amount of unsecured indebtedness which Met-Ed may have outstanding at any one time to 20% of the aggregate of the total outstanding principal amount of all bonds and other securities representing secured indebtedness issued or assumed by Met-Ed, plus Met-Ed's capital stock, premiums thereon, and surplus of Met-Ed as stated on its books of account. Prior to maturity, Met-Ed will pay only interest on the Subordinated Debentures at a rate equal to the distribution rate on the Preferred Securities (which distribution payments will then be distributed by Met-Ed

Capital Trust to the holders of the Trust Securities), with any excess being distributed to Met-Ed as a distribution on Met-Ed's investment in Met-Ed Capital L.P., thereby reducing the interest cost on the Subordinated Debentures. Each Subordinated Debenture and Met-Ed's obligations under the Guaranty will be subordinate to all other existing and future "Senior Indebtedness," (as defined below) of Met-Ed and will have no cross-default provisions with respect to other Met-Ed indebtedness -- i.e., a default under any other outstanding Met-Ed indebtedness will not result in a default under the Subordinated Debenture or the Guaranty. However, Met-Ed may not declare and pay dividends on, or redeem or retire, its outstanding Cumulative Preferred Stock or Common Stock unless all payments then due (whether or not previously deferred) under the Subordinated Debentures and the Guaranty have been made. "Senior Indebtedness" consists of
(i) the principal of and premium (if any) in respect of (A) indebtedness of Met-Ed for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments (including purchase money obligations) for payment of which Met-Ed is responsible or liable; (ii) all capital lease obligations of Met-Ed; (iii) all obligations of Met-Ed issued or assumed as the deferred purchase price of property, all conditional sale obligations of Met-Ed and all obligations of Met-Ed under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of Met-Ed for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons for the payment of which Met-Ed is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the types referred to in clauses (i) through (v) of other persons secured by any lien on any property or asset of Met-Ed (whether or not such obligation is assumed by Met-Ed), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures. The Preferred Securities will be redeemed at the maturity of the Subordinated Debentures or upon the redemption of such Subordinated Debentures, but will not be subject to any mandatory sinking fund. The Preferred Securities may also be subject to redemption upon the occurrence of certain events relating to the tax treatment of the Preferred Securities and/or Met-Ed Capital L.P. and/or the treatment of Met-Ed Capital L.P. under the Investment Company Act of 1940, as amended (the "1940 Act"). The redemption of the Preferred Securities will cause a mandatory redemption of the Trust Securities.
      It is expected that Met-Ed's interest payments on the Subordinated Debentures will be deductible for income tax purposes. When implemented,
Met-Ed's consolidated balance sheet will reflect the Trust Securities as "Met-Ed-obligated mandatorily redeemable preferred securities." The Subordinated Debentures will not appear on Met-Ed's consolidated balance sheet because the principal and interest on the Subordinated Debentures will be payable to a subsidiary. For the same reason, the interest payments on the Subordinated Debentures and the distributions to Met-Ed on Met-Ed's investment in Met-Ed Capital L.P. will not appear on Met-Ed's consolidated balance sheet because Met-Ed Capital L.P. is a subsidiary. The distribution payments made on the Trust Securities will be reported in Met-Ed's consolidated income statements as
"Interest   Charges  -   Met-Ed-obligated   mandatorily   redeemable   preferred
securities."
      Met-Ed desires to maintain the flexibility to issue and sell the Trust Securities in one or more sales either publicly, through negotiated underwritings, or privately, through direct placements, with amounts of the offering, annual distribution rate, redemption provisions and other terms, along with the terms of the Subordinated Debentures to be determined later at the time of issuance. Met-Ed believes that this flexibility will enable it to react effectively to various changes in market conditions. Met-Ed will provide to your Honorable Commission (the "Commission") reports, within 60 days after each issuance of the securities described herein, listing the terms and conditions of all the Trust Securities, Preferred Securities and the corresponding Subordinated Debentures and the related Guaranty issued during that period pursuant to this Securities Certificate together with a calculation of the cumulative liquidation value of the Trust Securities and the Preferred Securities and principal amount of Subordinated Debentures so issued.
      Exact Title of Security
      -----------------------
      Trust Securities of Met-Ed Capital Trust, each representing a ---% Cumulative Income Preferred Security, Series --- of Met-Ed Capital L.P.; ---% Subordinated Debentures, Series --- of Metropolitan Edison Company; and the Guaranty Agreement executed and delivered by Metropolitan Edison Company for the benefit of the holders of the Preferred Securities and the payments thereunder.
      Aggregate  Number of Securities  to be Issued and  Aggregate  Principal
      ------------------------------------------------------------------------
Amount
------

      Met-Ed Capital Trust will issue and sell up to $125,000,000 aggregate liquidation value of the Trust Securities. The aggregate principal amount of the Guaranty will also be up to $125,000,000, plus, in the event of a redemption or liquidation, accrued and unpaid distributions on the Trust Securities and certain additional amounts. Met-Ed will issue and sell up to $130,000,000 aggregate principal amount of the Subordinated Debentures. The principal amount of the Subordinated Debentures will correspond to the aggregate liquidation value of the Preferred Securities, plus Met-Ed's capital contribution in Met-Ed Capital L.P. of up to $5,000,000.

      Par Value
      ---------
      Without par value.
      Nominal Date(s) of Issue
      ------------------------
      From time to time through December 31, 2000, to be determined by market conditions.
      Date of Maturity
      ----------------
A series of the Preferred Securities, along with the Guaranty thereof, will be redeemed at the maturity or redemption of the corresponding series of the Subordinated Debentures. Upon a redemption of Preferred Securities, the corresponding Trust Securities will be redeemed. The maturity dates of the Subordinated Debentures will not exceed 49 years from the date of issuance.
      Interest Rate(s) and Payment Date(s) (Subordinated Debentures)
      --------------------------------------------------------------
      The interest payments on the Subordinated Debentures will be Met-Ed Capital L.P.'s sole source of funds to make distributions on the Preferred Securities. The interest rates and payment dates on the Subordinated Debentures will be determined at the time of issuance based on then existing market conditions. The interest payments on the Subordinated Debentures will be at least equal to the distribution payments on the Preferred Securities (and the corresponding Trust Securities) and will have interest payment dates which correspond to the distribution dates on the Preferred Securities (and the corresponding Trust Securities). Distributions, if declared, and correspondingly all interest payments, will be made at least semi-annually. Met-Ed will have the ability to defer interest payments on the Subordinated Debentures to Met-Ed Capital L.P. for a period of up to five years but not beyond the maturity date or any redemption date of the Subordinated Debentures (the "Deferral Period"), in which event Met-Ed Capital L.P. may similarly defer payment of distributions on the Trust Securities. In no event may distributions be deferred beyond thematurity date of the Subordinated Debentures. However, Met-Ed may be required to pay interest on the deferred interest payments to the extent required by law.
      Distribution  Rates  and  Payment  Dates  (Trust  Securities,  Preferred
      ------------------------------------------
Securities and Guaranty)
      Whenever Met-Ed Capital Trust receives any cash distribution representing a distribution on the Preferred Securities or payment under the Guaranty, Met-Ed Capital Trust will distribute such amount to the holders of the Trust Securities. The Preferred Securities will entitle the holders thereof to receive cumulative distributions, paid at least semi-annually in arrears, at the amount per security per annum fixed for the particular series. However, as stated above, Met-Ed will have the ability to defer interest payments on the Subordinated Debentures to

Met-Ed Capital L.P. during the Deferral Period, in which event no distributions will be made on the Preferred Securities or, accordingly, on the Trust Securities. The payments under the Guaranty will be in the same amounts as the distributions on the Preferred Securities, but only to the extent such payments are not made by Met-Ed Capital L.P. from funds on hand legally available therefor.
      Extent to Which Taxes on Securities Are Assumed by the Issuer
      -------------------------------------------------------------

      No taxes on the Subordinated Debentures are to be assumed by Met-Ed; however, Met-Ed may pay additional interest on the Subordinated Debentures equal to taxes imposed on the Met-Ed Capital L.P. or Met-Ed Capital Trust. The extent to which Met-Ed may assume taxes under the Guaranty will be negotiated at the time of issuance subject to market conditions.
      Redemption Provisions
      ---------------------
A series of the Trust Securities will be subject to mandatory redemption upon redemption of the corresponding series of the Preferred Securities. A series of the Preferred Securities will be subject to mandatory redemption upon the maturity or prior redemption of the corresponding series of the Subordinated Debentures and may also be redeemable at the option of Met-Ed at a price equal to their liquidation value plus any accrued and unpaid distributions plus any premium negotiated in connection with the marketing of the Trust Securities, (i) at any time after a specified no-call period (if any) which could be up to the life of the issuance, or (ii) in the event that (I) Met-Ed Capital L.P. is required by applicable tax laws to withhold or deduct certain amounts in connection with distributions or other payments, or (II) Met-Ed Capital L.P. or Met-Ed Capital Trust is subject to federal income tax with respect to interest received on the Subordinated Debentures for federal income tax purposes, or
(III) it is determined that the interest payments by Met-Ed on the Subordinated Debentures are not deductible for federal income tax purposes or (IV) Met-Ed Capital L.P. is subject to more than a de minimis amount of other taxes, duties or other governmental charges, or (V) Met-Ed Capital L.P. becomes subject to regulation as an "investment company" under the 1940 Act. Upon occurrence of any of the events set forth in clause (ii) of the immediately preceding sentence, Met-Ed Capital Trust and Met-Ed Capital L.P. could be dissolved and the Subordinated Debentures distributed directly to the holders of the Trust Securities and to Met-Ed on a pro rata basis, resulting in direct ownership of the Subordinated Debentures by the holders of the Trust Securities. The Subordinated Debentures distributed to Met-Ed would be canceled.
      Sinking Fund
      ------------
      None.
      Liquidation Value (Trust Securities and Preferred Securities)
      ------------------
      The liquidation value of the Trust Securities and the Preferred Securities will be determined at the time of issuance . Upon receipt by Met-Ed Capital Trust of any distribution from Met-Ed Capital L.P. upon any voluntary or involuntary liquidation, dissolution or winding up of Met-Ed Capital L.P., the holders of the Trust Securities will be entitled to receive such amounts in proportion to the respective number of Preferred Securities represented by such Trust Securities, out of the assets of Met-Ed Capital L.P. available for distribution after satisfaction of creditors of Met-Ed Capital Trust as required by law. However, the holders of the Trust Securities would not be entitled to share further in the assets of Met-Ed Capital Trust.
      Upon voluntary or involuntary dissolution or winding up of Met-Ed Capital L.P., the holders of Preferred Securities will be entitled to receive out of the assets of Met-Ed Capital L.P., after satisfaction of liabilities to creditors and before any distribution of assets is made to holders of its general partner interests, the sum of their stated liquidation preference and all accumulated and unpaid distributions to the date of payment of the Preferred Securities. All assets of Met-Ed Capital L.P. remaining after payment of the liquidation distribution to the holders of Preferred Securities will be distributed to the general partner.

      Upon any  liquidation,  dissolution  or winding  up of Met-Ed,  the amount payable on each series of the Preferred Securities would be limited to a pro rata portion of any amount recovered by Met-Ed Capital L.P. in its capacity as a subordinated debt holder of Met-Ed. The Subordinated Debentures and the payment obligations under the Guaranty will be subordinate to all other existing and future Senior Indebtedness, except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures.
      Name and Address of Trustee and Whether Affiliated
      --------------------------------------------------
      The Subordinated Debentures will be issued under the Debenture Indenture with United States Trust Company of New York, as trustee. United States Trust Company of New York is not and will not be affiliated with either Met-Ed, Met-Ed Capital L.P. or Met-Ed Capital Trust.
      6. (i) Subject to the receipt from the Commission of a Notice of Registration with respect to this Securities Certificate and of orders from the Securities and Exchange Commission (?SEC?) declaring effective the Application on Form U-1 and the Registration Statement referred to in Item 8 hereof, in the case of a public offering, Met-Ed proposes to issue and sell the Trust
Securities either (a) in one or more public sales through negotiated underwritings to or through non-affiliated underwriters, purchasers or agents, or (b) in one or more private placement sales through non-affiliated banks or investment banking firms acting as agents of Met-Ed or directly to non-affiliated agents, purchasers or underwriters. The names of the underwriters, purchasers or agents will be included in the Underwriting Agreement or Purchase Agreement and will be filed at a later time. To the best of Met-Ed's knowledge and belief, there is no person, firm or corporation ordinarily engaged in underwriting securities or acting as an agent for the sale of securities, which is an "affiliated interest" of Met-Ed, nor is Met-Ed an "affiliated interest" of any such person, firm or corporation as the term is defined in Section 2101 of the Pennsylvania Public Utility Code, as amended.

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


      Met-Ed expects that the commissions payable to the underwriters or selling agents for selling the Trust Securities will be approximately 1% of the liquidation value of the Trust Securities sold through such agents or underwriters for an institutional offering and approximately 3.15% of the liquidation value of the Trust Certificates sold through such agents or underwriters for a retail offering.
            (ii) An estimate of the expenses of issuance of the various securities described in this Securities Certificate and the Securities
Certificate relating to the issuance of the Senior Notes, described in another Securities Certificate being filed concurrently, all of which are proposed to be issued and sold under a new financing program, assuming that an aggregate principal amount of $250,000,000 of such securities is sold, is as follows:

                  Filing Fees - SEC                 $ 85,000
                  Printing Fees                       25,000
                  New York Stock Exchange Fees        50,000
                  Legal Fees                         300,000
                  Trustee Fees and Expenses           30,000
                  Rating Agencies Fees and Expenses   30,000
                  Accounting Fees                     25,000
                  Miscellaneous Expenses              20,000
                                                     -------
                                    Total           $565,000

            The expenses incurred in connection with issuance and sale of each series of the Trust Securities, together with the terms and conditions of the corresponding series of the Preferred Securities and the Senior Notes, will be provided to the Commission within 60 days after issuance of such series.
      7. The net proceeds (after deduction of underwriting discounts and commissions and the expenses of the offering) of the Trust Securities will be applied by Met-Ed: (i) to redeem other outstanding securities of Met-Ed, including preferred securities, preferred stock and first mortgage bonds, (ii) to repay outstanding short-term bank loans or other unsecured indebtedness,
(iii) for construction purposes (see Met-Ed's 1998 Construction Budget attached as Exhibit M), (iv) for other corporate purposes and (v) to reimburse Met-Ed's treasury for funds previously expended therefrom for the above purposes.

      8. An Application on Form U-1 will be filed and one or more Registration Statements will be filed with the SEC with respect to the issuance and sale of the Trust Securities, the related securities and the related transactions.
      Concurrently with the filing of this Securities Certificate, Met-Ed is filing another Securities Certificate with the Commission relating to the proposed issuance and sale of Senior Notes secured by "fall away" first mortgage bonds. The securities of Met-Ed described in these Securities Certificates are proposed to be issued as a part of Met-Ed's new financing program, pursuant to which program Met-Ed contemplates the issuance and sale of either the Senior Notes and/or Subordinated Debentures and execution and delivery of the Guaranty described in this Securities Certificate in one or more series; provided, however, that the total principal amount of the Senior Notes and total liquidation value of the Trust Securities to be issued and sold may not in the aggregate exceed $250,000,000; and provided, further, that the total principal amount of the Trust Securities may not in the aggregate exceed $125,000,000. Accordingly, Met-Ed requests that the Commission take action on both Securities Certificates simultaneously.
      9. There are appended hereto and made part hereof the following Exhibits:

      Exhibit  A -      Balance  Sheet of  Met-Ed  per books as at March 31,
                        1998.

      Exhibit B-1 -     Statement  of Income of Met-Ed for the 12 months ended
                        March 31, 1998.

      Exhibit B-2 -     Statement of Retained  Earnings  and  Statement of
                        Capital  Surplus of Met-Ed for the 12 months ended March
                        31, 1998.

      Exhibit C -       Statement of Utility Plant by Classified Accounts of
                        Met-Ed as at March 31, 1998.

      Exhibit D -       Statement of Securities of Other  Corporations Owned
                        by Met-Ed as at March 31, 1998.

      Exhibit E -       Statement  of Status of Funded Debt  Outstanding  of
                        Met-Ed as at March 31, 1998.

      Exhibit F -       Statement of Status of Capital Stock  Outstanding of
                        Met-Ed as at March 31, 1998.

      Exhibit G-1 -     Copy of  Registration  Statements  filed by  Met-Ed on
                        Form S-3  with the SEC  under  the  Securities  Act of
                        1933,  as  amended,   with  respect  to  the  proposed
                        issuance  and sale of, among other  things,  the Trust
                        Securities,  the  Preferred  Securities,  the Guaranty
                        and  the   Subordinated   Debentures   (to  be   filed
                        supplementally).

      Exhibit G-2 -     Copy of the  Application  on Form U-1 with the SEC
                        under the Public Utility Holding Company Act of 1935 (to be filed supplementally).

      Exhibit H -       Not applicable.

      Exhibit I -       Copy of  Resolutions  of the Board of  Directors  of
                        Met-Ed authorizing, among other things, the proposed issuance and sale of the Subordinated Debentures and the Guaranty.

      Exhibit J-1 -     Proposed  form of  Underwriting  Agreement  (to be
                        filed supplementally).

      Exhibit J-2 -     Proposed  form  of  Trust  Agreement  for  Met-Ed
                        Capital Trust (to be filed supplementally).

      Exhibit J-3 -     Proposed  form of  Guaranty by Met-Ed (to be filed
                        supplementally).

      Exhibit J-4 -     Proposed form of Subordinated Debenture Indenture,
                        including the form of the Subordinated Debentures (to be filed supplementally).

      Exhibit K -       Journal  Entries of Met-Ed,  showing all charges and
                        credits to be made on the books of account of Met-Ed as a result of the issuance of securities described herein.

      Exhibit L -       Source and Application Funds.

      Exhibit M -       Met-Ed's 1998 Construction Budget.

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